Exhibit 10.4

IBM

Executive Sign-on Payment Repayment Agreement

This form must be completed in order to receive your Sign-On Payment.

Employee Name	Phone
Gary Cohn	(XXX)XXX-XXXX E-Mail Address
XXXX@XXXXXXX.com
Resident Location New York, NY	Work Location U.S.

Prior to receiving any payment, I understand and agree to the following terms:

●	I am eligible to receive a sign-on payment in the total amount of $2,000,000.00. The payment will be made in installments as identified in the schedule below.
●	Each installment payment is earned on the earned date identified in the schedule below.
●	Except as otherwise provided below, if my employment with IBM ends within one year after my date of hire, I will repay to IBM the first installment payment. Except as otherwise provided below, if my employment with IBM ends before the second anniversary of my date of hire, I will repay to IBM the second installment payment.
●	However, in the event that my employment with IBM terminates on account of my death or disability, or is terminated by IBM for any reason or no reason, other than as on account of a for “Cause” termination (as defined in Attachment A to my offer letter signed as of the even date herewith), the repayment requirements mentioned above will not apply.
●	If I take a leave of absence from working for IBM on an active basis before the payment earned date or during the repayment period, the payment earned date and my obligation to repay the relevant installment payment will be extended for the period of the leave of absence.

To the extent permitted by law, I also authorize IBM to deduct any unearned sign-on payment balance, less any tax withholdings, owed to IBM from any funds IBM may owe me at the time of my departure, such as wages, commissions, vacation, or bonus payments. If, after IBM has deducted the amount from funds owed to me at the time of my departure, a balance owed to IBM remains, I shall repay the balance to IBM.

This Sign-on Payment Repayment Agreement does not constitute a contract of employment or create or grant any right to continued employment with IBM for any period of time. My employment remains “at will” and may be ended at any time by IBM or me, for any reason or no reason, with or without notice.

Payment Amount	Payment Date	Payment Earned Date
$1,000,000.00	In 2020, no later than December 31, 2020.	First anniversary of date of hire
$1,000,000.00	In 2021 after the 1 year anniversary of employment, but no later than December 31, 2021	Second anniversary of date of hire

Employee Signature /s/Gary Cohn	Date 12/24/20

*IBM Confidential When Completed	December 2020